Exhibit 10.4

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Theravance, Inc. (the “Company”) on the following terms:

Name of Recipient:	Michael W. Aguiar

Total Number of Shares Granted:	50,000

Fair Market Value per Share:	$«ValuePerShare»

Total Fair Market Value of Award:	$«TotalValue»

Date of Grant:	March 7, 2005

Vesting Commencement Date:	March 7, 2005

Vesting Schedule:

The first 50% of the shares subject to this award shall vest on the earlier of the Put Date (as defined in the Restricted Stock Agreement) or January 1, 2008 (as applicable, the “First Vesting Date”) provided that you have remained in continuous Service (as defined in the Restricted Stock Agreement) from the Date of Grant through the First Vesting Date. An additional 25% of the shares subject to this award shall vest when you complete each year of Service thereafter.

You and the Company agree that these shares are granted under and governed by the terms and conditions of the Theravance, Inc. 2004 Equity Incentive Plan (the “Plan”) and the Restricted Stock Agreement, which is attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

RECIPIENT:	THERAVANCE, INC.

/s/ Michael Aguiar	By:	/s/ Bradford J. Shafer
	Title:	Senior Vice President & General Counsel

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN:
RESTRICTED STOCK AGREEMENT

Payment for Shares

No payment is required for the shares that you are receiving, except for satisfying any withholding taxes that may be due as a result of the grant of this award or the vesting or transfer of the shares.

Transfer

On the terms and conditions set forth in the Notice of Restricted Stock Award and this Agreement, the Company agrees to transfer to you the number of Shares set forth in the Notice of Restricted Stock Award.

Vesting

The shares will vest in installments, as shown in the Notice of Restricted Stock Award, as you continue in service as an employee, consultant or outside director of the Company or a parent or subsidiary of the Company (“Service”).

Change in Control

The shares will fully vest if the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates and you are subject to an Involuntary Termination (as defined below) within 3 months prior or 24 months after the Change in Control. Should the vesting of the shares accelerate as the result of a Change in Control prior to the First Vesting Date, the acceleration of vesting shall be deferred as to the additional shares until the First Vesting Date.

Involuntary Termination	For purposes of this Agreement, “Involuntary Termination” means the termination of your Service by reason of:

(a) an involuntary dismissal or discharge by the Company for reasons other than for Cause; or

(b)

your voluntary resignation following (i) a change in your position with the Company (or Parent or Subsidiary employing you) which materially reduces your level of responsibility, (ii) a reduction in your level of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) or (iii) a relocation of your workplace more than fifty miles away from the workplace designated by the Company on your initial date of service, provided and only if such change, reduction or relocation is effected by the Company without your consent.

For purposes of this Agreement, “Cause” shall mean (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use causes material harm to the

Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors.

No additional shares will vest after your Service has terminated for any reason, except to the extent set forth above if you are subject to an Involuntary Termination within 3 months prior to a Change in Control.

Shares Restricted

Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture

If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates

The certificates for Restricted Shares have stamped on them a special legend referring to the Company’s forfeiture right. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested shares.

Voting Rights	You may vote your shares even before they vest.

Withholding Taxes

No stock certificates will be released to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE
TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.